March 20, 2018

U.S. Securities and Exchange Commission 450 Fifth Street, N.W.

Washington, DC 20549

RE: Hemp Naturals, Inc.

File No.: 000-55590

We have read the statements under Item 4.01 and 4.02 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission March 20, 2018 regarding the change of auditors and non-reliance on previously issued financial statements, respectively. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas